Amendment No. 4
BE IT RESOLVED, that the second sentence of Section 4 of the Company's 1993 Stock Option Plan be and hereby is deleted and restated in its entirety as follows:

     "The aggregate number of shares which may be issued pursuant to the Plan is 6,000,000 (regardless of whether the 1-for-25 reverse stock split of the Company's shares of common stock is or is not approved at the special meeting of stockholder scheduled for August 31, 2000), subject to adjustment as provided in Section 13, of which 1,000,000 shares shall be reserved for grants of replacement or reload Options in accordance with
     Section 22 of the Plan."

AND FURTHER RESOLVED, that this Amendment shall be effective immediately upon receipt of approval of Stockholders of the Company (in accordance with the requirements of applicable law and the Company's By-Laws) at the Special Meeting of Stockholders or any adjournment or postponement thereof.